Exhibit 5.1

October 29, 2008

The Dow Chemical Company

2030 Dow Center

Midland, Michigan 48674

Ladies and Gentlemen:

I am Assistant General Counsel, Corporate and Financial Law of The Dow Chemical Company, a Delaware corporation (the “Company”), and I have supervised the legal and corporate proceedings of the Company relating to the issuance and sale by the Company of up to U.S. $500,000,000 of the Company’s Dow InterNotes® (the “Securities”), pursuant to the Indenture dated as of May 1, 2008 (the “Indenture”), between the Company, as issuer, and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Trustee”).

In rendering the opinions expressed below, I have supervised the examination of the following:

(i) The Restated Certificate of Incorporation of the Company and all amendments thereto;

(ii) the Bylaws of the Company and all amendments thereto;

(iii) the Indenture; and

(iv) the selling agent agreement, dated October 29, 2008, among the Company and Banc of America Securities LLC, Incapital LLC, Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC and Wachovia Securities, LLC, as agents (the “Selling Agent Agreement”).

I have also supervised the examination of originals or certified copies of resolutions of the Board of Directors of the Company and such other documents, corporate records, certificates of public authorities, and other documents and instruments as I have deemed necessary or advisable for the purpose of rendering the opinions hereinafter expressed. In such examination, I have assumed (i) the due execution and delivery, pursuant to due authorization, of the Selling Agent Agreement and the Indenture by all parties thereto other than the Company, (ii) the genuineness of all signatures (other than signatures on behalf of the Company), (iii) the authenticity of all documents submitted as originals and the conformity to originals of documents submitted as copies, and (iv) the legal capacity of all natural persons, other than persons signing on behalf of the Company, executing the Selling Agent Agreement and the Indenture. As to various questions of fact that are material to the opinions hereinafter expressed, I have, when such facts were not independently established by me or members of the legal staff reporting to me, relied upon the representations and certificates of officers of the Company and of public officials.

Based upon the foregoing and upon such investigations as I have deemed necessary, and subject to the qualifications hereinafter set forth, it is my opinion that:

(i) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

(ii) The Securities have been duly authorized and, when the terms of the Securities have been established and when the Securities have been completed, executed, authenticated and delivered in accordance with the provisions of the Indenture, the applicable resolutions of the Company’s Board of Directors and the Selling Agent Agreement against payment of the consideration therefor, will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture.

(iii) The Indenture has been duly authorized, executed and delivered by the Company and (assuming due authorization, execution, and delivery by the Trustee) constitutes a valid and legally binding agreement of the Company, enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization or other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles.

I do not purport to be an expert on, or to express any opinion concerning matters under or involving any law other than the law of the State of Michigan, the law of the State of New York, the General Corporation Law of the State of Delaware (which includes applicable provisions of the Delaware Statutes and the Delaware Constitution and reported judicial decisions interpreting those laws) and applicable federal law of the United States of America. The opinions expressed in this letter are based upon the laws in effect on the date hereof, and I assume no obligation to revise or supplement this opinion should such laws be changed by legislative action, judicial decision, or otherwise.

I hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 2 to the Company’s Form S-3 Registration Statement and to the reference to me under the caption “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ Kenneth D. Isley
Kenneth D. Isley
Assistant General Counsel—Corporate and Financial Law